Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2007, accompanying the financial statements and schedules and on internal control over financial reporting (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”) included in the Annual Report of Computer Programs and Systems, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Computer Programs and Systems, Inc. on Forms S-8 (File No. 333-97431, effective July 31, 2002, and File No. 333-131165, effective January 20, 2006).
/s/ GRANT THORNTON LLP
Atlanta, Georgia
February 28, 2007